Exhibit 99.2

Infinite Acquisition Corp. Announces Closing of Upsized $276 Million Initial Public Offering

NEW YORK – November 23, 2021 – Infinite Acquisition Corp. (the “Company”) today announced the closing of its initial public offering of 27,600,000 units at a price of $10.00 per unit, which includes 3,600,000 units that the underwriter purchased pursuant to the full exercise of its over-allotment option. The offering resulted in gross proceeds to the Company of $276,000,000.

The Company’s units began trading on the New York Stock Exchange (“NYSE”) under the ticker symbol "NFNT.U" on November 19, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “NFNT” and “NFNT WS,” respectively.

Credit Suisse Securities (USA) LLC acted as the sole underwriter for the offering.

The offering is being made only by means of a prospectus, copies of which may be obtained for free from the U.S. Securities and Exchange Commission (“SEC”) website www.sec.gov, or by contacting Credit Suisse, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com.

Registration statements relating to these securities were declared effective by the SEC on November 18, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors:
investors@infiniteacquisitioncorp.com

Media:
media@infiniteacquisitioncorp.com